Exhibit 99.1

            Midas Reports First Quarter Earnings of $0.14;
        All Business Components Contribute to Operating Income


    ITASCA, Ill.--(BUSINESS WIRE)--May 3, 2007--Midas, Inc. (NYSE:
MDS) reported net earnings of $2.2 million--or $0.14 per diluted share--for the first quarter ended March 31, 2007. First quarter results include business transformation charges of $0.02 per diluted share related to the continuing shop re-imaging program and the upcoming termination of the AutoZone supply agreement.

    In the first quarter of 2006, Midas reported net income of $3.8 million--or $0.24 per diluted share--which included after-tax gains of $0.13 per share related to the sale of exhaust-related real estate and equipment, as well as after-tax operating losses of $0.04 per share related to the company's 2006 exit from the exhaust distribution business.

    "For the first time this decade, every component of our business produced a positive operating contribution for the quarter, including franchising, real estate, company shops, wholesale and our R.O. Writer software business" said Alan D. Feldman, Midas' chairman and chief executive officer.

    "We are particularly pleased with the progress we have made over the past four years in our company shop operations with gains in retail sales and expense reductions," he said.

    Citing continued improvement in the performance of company shops, Feldman said that the 2007 operating contribution of $0.2 million for company shops compares to first quarter losses of $1.0 million in 2003, $0.7 million in both 2004 and 2005, and $0.2 million last year.

    "We expect company shops to show continued operating improvement," Feldman said.

    Midas ended the first quarter with 61 company-owned shops, having acquired two in New Jersey and selling six in Florida and one in Arizona. Midas now operates 29 shops in Florida, down from 45 at the end of 2005.

    Adjusted first quarter 2007 and 2006 results were as follows:

                                   Q1 2007              Q1 2006
                             -------------------- --------------------
                             Oper.   Net    Per   Oper.   Net    Per
 ($ in millions, except EPS) Income Income Share  Income Income Share

GAAP Earnings Measures        $5.8   $2.2  $0.14   $8.1   $3.8  $0.24

Adjustments (reflects non-
 GAAP measures):
 Business transformation
  charges                      0.5    0.3   0.02    0.1    0.1      -
 Gains on asset sales            -      -      -   (3.4)  (2.1) (0.13)
 Losses from Exhaust
  business                       -      -      -    1.1    0.7   0.04
                             -----------------------------------------
Non-GAAP Earnings Measures    $6.3   $2.5  $0.16   $5.9   $2.5  $0.15
                             -----------------------------------------

    Retail sales flat for quarter

    "Retail sales in January and February were a challenge, but we saw significant improvement in March after launching the $89.95 national brake promotion in the U.S. in late February" Feldman said.

    Comparable shop retail sales in the U.S. were virtually flat for the quarter, but were up just over three percent in March. Comparable shop sales in Canada were down about one-half of one-percent in the first quarter, after having posted comparable shop sales gains for seven consecutive quarters

    Strong operating cash flow continues

Selected Cash Flow Information ($ in millions except    Q1       Q1
 per share)                                             2007     2006

Cash provided by operating activities before cash
 outlays for business transformation costs and total
 changes in assets and liabilities                      $7.8     $5.4
Cash outlays for business transformation costs          (1.5)    (1.9)
Total changes in assets and liabilities                 (3.0)     6.0
                                                     -------- --------
Net cash provided by operating activities               $3.3     $9.5
                                                     -------- --------
Net cash provided by operating activities per
 diluted share                                         $0.22    $0.60

Capital investments                                    $(0.4)   $(0.7)
Net borrowings (retirements) of long-term debt and
 leases                                                  5.4     (5.2)
Cash paid for treasury shares                           (7.0)    (4.0)

    Net cash provided by operating activities before cash outlays for business transformation costs and total changes in assets and liabilities grew 44 percent to $7.8 million in the first quarter, compared to $5.4 million last year. Cash outlays for business transformation charges decreased, as the company paid $1 million to AutoZone during the first quarter of 2007 as part of the early contract termination, and $0.5 million for the retail store image upgrade program. Changes in assets and liabilities used $3.0 million of cash in the first quarter of fiscal 2007, due to the timing of advertising and other payments. The company expects most of this to reverse during the balance of 2007. The final liquidation of exhaust inventories was the primary reason for the $6.0 million of cash generated from changes in assets and liabilities in fiscal 2006.

    First quarter results

    Sales and revenues for the quarter were $41.7 million, down from $42.6 million last year, due primarily to the final closure of the exhaust distribution business in the first quarter of 2006 and lower franchise royalties.

    Franchise royalties and license fees were $14.7 million in the first quarter, down from $15.2 million in 2006, as a result of a slight reduction in the European royalties and fewer shops in North America during the quarter. Real estate revenues were $9.0 million, down slightly from $9.1 million in 2006.

    Retail sales at company shops in the first quarter were $9.5 million, flat with the same period last year when there were nine additional shops in operation. Comparable shop sales increased by 2.7 percent in the first quarter this year, the 12th consecutive quarter of positive comparable shop retail sales at company shops. The Florida shops reported a 3.4 percent comparable shop increase.

    Replacement part sales and product royalties were $7.4 million in the first quarter, down $400,000 from the same period last year when the company recorded $1.4 million in final sales of exhaust products.

    Gross margin for the first quarter was 63.8 percent of sales, compared to 63.4 percent last year.

    Selling, general and administrative expenses for the first quarter were $20.3 million, down from $22.2 million a year ago, due to the elimination of costs related to the former exhaust distribution business, fewer company shops and lower real estate operating expenses.

    Operating income for the first quarter of $5.8 million was down from $8.1 million last year, when the company recorded a pre-tax gain of $3.4 million on asset sales.

    Interest expense for the quarter was $2.2 million, even with last year. Bank debt at the end of the quarter was $67.0 million, compared to $61.1 million at the end of 2006. The increase in bank debt is due to aggressive share repurchases, and the $1 million payment to AutoZone for termination of the supply agreement.

    Midas spent $7.0 million during the first quarter to purchase 328,300 shares of its common shares in a $50 million repurchase program that began in February 2005. Through the end of the first quarter, the company has acquired 2.1 million shares at a total cost of $43.4 million.

    2007 Outlook

    The company re-affirmed its previous guidance of 2007 full-year revenues of approximately $180 million and operating income of between $29.5 and $31.5 million, excluding the effects of continuing shop upgrade payments and the AutoZone contract amendment payment. This projected operating income includes $2.2 million in SFAS 123R stock option expenses.

    The company expects full-year interest expense of approximately $9.0 million and capital spending of approximately $4.0 million.

    Midas expects cash flow from operating activities of between $30 and $32 million in 2007--more than $2.00 per share--after providing for changes in working capital and outlays for business transformation costs. Midas intends to use this cash flow to continue to repurchase shares and to fund acquisition opportunities and shop growth.

    Midas is one of the world's larger providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

    RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

    The company presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of fiscal 2007 and 2006 in a manner that may provide for more meaningful year-on-year comparisons of the company's core operating performance, including the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.

    The company has been undergoing a multi-year business transformation process which has led to the closing or divestiture of unprofitable businesses. This included the 2002 decision to dispose of Parts Warehouse, Inc. ("PWI") locations, the 2003 decision to outsource the distribution of Midas-brand products and close all but one of the company's regional distribution centers, and the 2004 decision to exit exhaust manufacturing and distribution. The company has also agreed to contribute to a system-wide image upgrade program that will change the interior and exterior of Midas shops in North America. Each of these actions was a distinct and separate non-recurring transaction, and their magnitude required that they be done sequentially rather than simultaneously. In addition, the relevant accounting literature during this period, including EITF 94-3 and SFAS No. 146, required that certain of the costs be accrued over time rather than taken up-front. This led to restructuring charges in fiscal 2002 through fiscal 2007.

    Because the amount of these restructuring charges has varied significantly from quarter to quarter, the company believes it is important for the financial statement reader to understand the operating performance of the company without these items. This allows for more meaningful year-on-year comparisons of the core business that remains at the conclusion of these restructuring activities.

    The company believes investors may find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. This is further supported by the following facts:

    -- Published third party analyst estimates of earnings exclude certain of these items;

    -- Financial covenants under the company's bank agreements have been and continue to be measured based upon operating performance without certain of these items; and

    -- Awards under the company's incentive compensation plans are calculated based on targets and actual earnings that exclude certain of these items.

    The company's reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

    FORWARD-LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2006 annual report on Form 10-K and subsequent filings.


                             MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                             (Unaudited)

                                                    For the quarter
                                                  ended fiscal March
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
                                                 (13 Weeks) (13 Weeks)

Sales and revenues:
  Franchise royalties and license fees               $14.7      $15.2
  Real estate revenues                                 9.0        9.1
  Company-operated shop retail sales                   9.5        9.5
  Replacement part sales and product royalties         7.4        7.8
  Other                                                1.1        1.0
                                                 ---------- ----------
      Total sales and revenues                        41.7       42.6
                                                 ---------- ----------
Cost of sales and revenues:
  Real estate cost of revenues                         5.5        5.6
  Company-operated shop cost of sales                  2.3        2.2
  Replacement part cost of sales                       5.9        6.2
  Warranty expense                                     1.1        1.3
  Other cost of sales                                  0.3        0.3
                                                 ---------- ----------
      Total cost of sales and revenues                15.1       15.6
                                                 ---------- ----------

      Gross profit                                    26.6       27.0

Selling, general, and administrative expenses         20.3       22.2
Gain on sale of assets                                 0.0      ( 3.4)
Business transformation charges                        0.5        0.1
                                                 ---------- ----------

      Operating income                                 5.8        8.1

Interest expense                                     ( 2.2)     ( 2.2)
Other income, net                                      0.1        0.3
                                                 ---------- ----------

      Income before income taxes                       3.7        6.2
Income tax expense                                     1.5        2.4
                                                 ---------- ----------

      Net income                                      $2.2       $3.8
                                                 ========== ==========

Earnings per share:
  Basic                                              $0.15      $0.25
                                                 ========== ==========
  Diluted                                            $0.14      $0.24
                                                 ========== ==========

Average number of shares:
  Common shares outstanding                           14.4       15.3
  Common stock warrants                                0.1        0.1
                                                 ---------- ----------
  Shares applicable to basic earnings                 14.5       15.4
  Equivalent shares on outstanding stock awards        0.5        0.4
                                                 ---------- ----------
  Shares applicable to diluted earnings               15.0       15.8
                                                 ========== ==========

Capital expenditures                                 $ 0.4      $ 0.7
                                                 ========== ==========


                             MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                            (In millions)

                                                 Fiscal      Fiscal
                                                  March     December
                                                  2007        2006
                                               ----------- -----------
                                               (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents                          $1.6        $2.4
  Receivables, net                                   28.7        28.7
  Inventories                                         2.8         3.1
  Deferred income taxes                               7.0         7.6
  Prepaid assets                                      4.5         3.3
  Other current assets                                2.8         4.3
                                               ----------- -----------
      Total current assets                           47.4        49.4
Property and equipment, net                          96.8        99.4
Goodwill and other intangibles, net                   1.9         1.5
Deferred income taxes                                55.0        57.2
Other assets                                          9.5         8.9
                                               ----------- -----------
      Total assets                                 $210.6      $216.4
                                               =========== ===========

Liabilities and equity:
Current liabilities:
  Current portion of long-term obligations           $2.0        $2.0
  Accounts payable                                   10.1        15.9
  Current portion of accrued warranty                 4.6         4.6
  Accrued expenses                                   21.8        21.5
                                               ----------- -----------
      Total current liabilities                      38.5        44.0
Long-term debt                                       67.0        61.1
Obligations under capital leases                      2.7         3.0
Finance lease obligation                             33.7        33.9
Accrued warranty                                     28.7        28.8
Other liabilities                                     5.5         8.3
                                               ----------- -----------
      Total liabilities                             176.1       179.1
                                               ----------- -----------

Temporary equity:
Non-vested restricted stock subject to
 redemption                                           3.0         2.3
Shareholders' equity:
  Common stock ($.001 par value, 100 million
   shares authorized, 17.7 million shares
   issued) and paid-in capital                       10.6        10.3
    Treasury stock, at cost (3.0 million
     shares and 2.7 million shares)                 (63.9)      (57.8)
    Retained income                                  91.3        89.1
    Accumulated other comprehensive loss             (6.5)       (6.6)
                                               ----------- -----------
      Total shareholders' equity                     31.5        35.0
                                               ----------- -----------
      Total liabilities and shareholders'
       equity                                      $210.6      $216.4
                                               =========== ===========

    CONTACT: Midas, Inc.
             Bob Troyer, (630) 438-3016
             www.midasinc.com